EXHIBIT 99.4

               SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

          This  SECOND   AMENDED  AND  RESTATED   STOCKHOLDERS   AGREEMENT  (the
"Agreement") is made as of May 20, 2008 by and among Nuance Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, and WP-WPVIII Investors, L.P. (collectively, the "Purchasers")

                                    RECITALS

          A. Immediately prior to the closing of the transactions contemplated by the Purchase Agreement (as defined below), the Purchasers Beneficially Own an aggregate of 42,277,057 shares of Voting Stock of the Company, including warrants to purchase an aggregate of 7,066,538 shares of the Company Common Stock;

          B. The Purchasers are purchasing an additional 5,760,369 shares of Company Common Stock and warrants to purchase an aggregate of 3,700,000 shares of Company Common Stock (the "Warrants") pursuant to that certain Purchase Agreement, dated as of April 7, 2008 (the "Purchase Agreement");

          C. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to issue and sell the shares of Company Common Stock and the Warrants to the Purchaser;

          D. The Company and the Purchasers are parties to that certain Amended and Restated Stockholders Agreement, dated as of May 5, 2005 (the "Prior Agreement"); and

          E. The Company and the Purchasers desire to amend and restate the rights and obligations set forth in the Prior Agreement, in each case as set forth herein.

          NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

     1.  Certain  Definitions.   Unless  the  context  otherwise  requires,  the
following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

     "Additional Director Board Appointment Period" shall mean the period from the date hereof and ending on the later of (i) the date that the Purchasers shall cease to Beneficially Own at least 25,000,000 shares of Voting Stock (as adjusted from time to time for any stock dividends, combinations, recapitalizations and the like) or (ii) the date that the Purchasers' percentage Beneficial Ownership of the Voting Stock is less than the quotient of (x) two
(2) divided by (y) the then authorized number of directors of the Company.


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     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Purchasers and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.

     "Beneficially Own," "Beneficially Owned," or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

     "Closing Date" shall have the meaning ascribed to such term in the Purchase Agreement.

     "Company Common Stock" shall mean shares of the Common Stock of the Company, $0.001 par value.

     "Company Competitor" shall mean any person or entity (or any Affiliates of such a person or entity) that (i) conducts material activities and operations consisting of providing speech technology primarily for use in telephony-network based services, mobile or embedded platforms, or desktop or server-based dictation software applications, (ii) develops and licenses software that incorporates document capture or image processing technology, (iii) has filed a statement on Schedule 13D pursuant to Rule 13d-l(a) with the SEC that indicates under Item 4 of such Schedule that the person has acquired or holds the securities with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, or (iv) to the Purchasers' knowledge after a written request, intends to file a statement on Schedule 13D with the SEC indicating under Item 4 of such Schedule that the person has acquired or holds the securities with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect.

     "Controlled Fund" shall mean any fund of which Warburg Pincus Partners LLC is a general partner.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Offer" shall mean a bona fide exchange offer subject to the provisions of Rule 13e-3 promulgated under the Exchange Act.

     "Fair Market Value" means, as of any date of determination, (i) in the case of Company Common Stock, the average of the closing sale prices of Company Common Stock during the 5 trading days immediately preceding such date of determination on the principal U.S. or foreign securities exchange on which such Company Common Stock is listed or, if such Company Common Stock is not listed or primarily traded on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the 5 day period preceding such date of determination on Nasdaq or any comparable system then in use or, if no such quotations are available, the fair market value of such security as of such date of determination as determined in good faith by the Company and the holders of a majority in interest of the shares of Company Common Stock then held by the Purchasers and (ii) in the case of property other than cash or a security, the fair market value of such property on such date of determination as determined in good faith by the Company and the holders of a majority in interest of the shares of Company Common Stock then held by the Purchasers; provided, however, that if such parties are unable to reach agreement as to the fair market value of such security pursuant to clause (i) above or such property pursuant to clause (ii) above within a reasonable period of time, the fair market value shall be determined in good faith by an independent investment banking firm selected jointly by the Company and the holders of a majority in interest of the shares

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of Company Common Stock then held by the Purchasers or, if that selection cannot be made within 15 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules. All costs and expenses of such independent investment banking firm shall be borne 50% by the Company and 50% by the Purchasers, pro rata based on the number of shares of Company Common Stock then held by each.

     "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any transferee or assignee of record of such Registrable Securities to which the registration rights conferred by this Agreement have been transferred or assigned in accordance with Section 5.8 hereof.

     "Permitted Amount" shall mean the sum of (i) up to a maximum of 5% of the issued and outstanding Voting Stock of the Company as calculated immediately following the Closing Date and (ii) any amount of shares of Voting Stock acquired directly from the Company after the date of this Agreement pursuant to an agreement with the Company.

     "Register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     "Registrable Securities" means (a) shares of Company Common Stock (i) held by the Purchasers on the day immediately following the Closing Date or (ii) acquired pursuant to open market purchases following the Closing Date, and any Company Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Company Common Stock, warrant, right or other security held by the Purchasers. Notwithstanding the foregoing, Registrable Securities shall not include any securities of the Company sold by any person to the public either pursuant to a registration statement under the Securities Act or Rule 144.

     "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 5.1 and 5.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, Blue Sky fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company, and all underwriting discounts and commissions).

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     "Representatives"  shall  mean  the  directors,   officers,  employees  and
independent contractors, agents or advisors (including, without limitation, attorneys, accountants, and investment bankers) of the specified party or any of its Subsidiaries.

     "Rule 144" means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

     "SEC" or "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

     "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer rates applicable to the sale of Registrable Securities and, except as set forth in the definition of "Registration Expenses" above, all fees and reimbursement of counsel for the Holders.

     "Shelf Registration Period" shall mean the period beginning immediately following the Closing Date and ending at 12:00 a.m. New York City time on the 365th day after the effectiveness of any registration statement filed pursuant to the terms of Section 5.3, as such period may be extended.

     "Standstill Period" shall mean the three (3) year period beginning on the Closing Date and ending at 12:00 a.m. New York City time on the third anniversary of the Closing Date.

     "Subsidiaries" shall mean each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

     "Third Party Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a person or 13D Group (which is not made by and does not include any of the Company or any Affiliate of the Company) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire more than 10% of the Voting Power of the Company.

     "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or
Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

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     "Voting  Power" shall mean the number of votes  entitled to then be cast by the Voting Stock of the Company at any election of directors of the Company, provided that, for the purpose of determining Voting Power, each share of Preferred Stock of the Company, if any (the "Preferred Stock"), shall be deemed to be entitled to the number of votes equal to the number of shares of Company Common Stock into which such share of Preferred Stock could then be converted.

     "Voting Stock" shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company and any securities convertible, exchangeable for or otherwise exercisable to acquire voting securities.

     2. Appointment of the Purchasers' Nominee(s) to the Board. The Company hereby agrees that (a) until the date that the Purchasers cease to Beneficially Own at least 10,000,000 shares of Voting Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), the Board shall take such action as may be necessary to appoint one (1) member of the Board who shall be designated by the holders of a majority in interest of the shares of Company Common Stock then held by the Purchasers, and (b) until the expiration of the Additional Director Board Appointment Period, the Board shall take such action as may be necessary to appoint a second member of the Board who shall be designated by Warburg Pincus Private Equity VIII, L.P. Each nominee so designated shall be reasonably acceptable to, and approved by a majority of the Board, which acceptance and approval shall not be unreasonably withheld (such nominees from time to time so designated, each a "Purchaser Nominee," and collectively, the "Purchaser Nominees." For as long as the Purchaser Nominee(s) have a right to be appointed to the Board pursuant to this
Section 2, the Company shall nominate and take such action as may be necessary to cause the Purchaser Nominee(s) to be elected or appointed to the Board. If at any time during the period when the Purchaser Nominee(s) have a right to be appointed to the Board pursuant to this Section 2, there shall occur a vacancy in the Board seat previously occupied by a Purchaser Nominee by reason of resignation, removal, death or incapacity, then such vacancy shall be filled by another Purchaser Nominee designated in accordance with this Section 2.

     3. Covenants of the Purchasers.

          3.1 Standstill. During the Standstill Period, the Purchasers, Warburg Pincus & Co., and Warburg Pincus Partners LLC, shall not, without the prior written consent of the Company or its Board of Directors:

               (a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly (including acquiring beneficial ownership as defined in Rule 13d-3 under the Exchange Act), by purchase or otherwise, any Voting Stock of the Company or direct or indirect rights to acquire any Voting Stock of the Company, or of any successor to or person in control of the Company, or any assets of the Company or any Subsidiary or division of the Company or of any such successor or controlling person, provided, however, that the Purchasers, Warburg Pincus & Co., and Warburg Pincus Partners LLC may acquire in one or more transactions an aggregate number of shares of Voting Stock equal to the Permitted Amount.

               (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any Voting Stock of the Company (other than in such Purchaser's Representatives' capacities as a member of the Company's Board of Directors in a manner consist with his or her fiduciary duties);

               (c) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions) (including to the Company's Board of Directors), any extraordinary transaction involving the Company or any of its securities or assets;

               (d) form, join or in any way participate in a 13D Group in connection with any of the foregoing;

               (e) otherwise act or seek to control or influence the management or Board of Directors or policies of the Company, whether alone or in concert with others (other than in such Purchaser's Representatives' capacities as a member of the Company's Board of Directors in a manner consistent with his or her fiduciary duties);

               (f) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

               (g) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 3.1 in a manner that would require public disclosure; or

               (h) direct or instruct any of their respective Subsidiaries, Representatives or Affiliates to take any such action.

               Notwithstanding the foregoing, if, at any time during the Standstill Period,

                    (i) any person or 13D Group (other than any person or 13D Group which includes the Purchasers, their respective Subsidiaries or Representatives) acquires Beneficial Ownership of Voting Stock of the Company representing 40% or more of the then outstanding Voting Stock of the Company;

                    (ii) any person or 13D Group (other than any person or 13D Group which includes the Purchasers, their respective Subsidiaries or Representatives) announces or commences a tender or exchange offer to acquire Voting Stock of the Company which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Stock of the Company owned by such person or 13D Group, 50% or more of the then outstanding Voting Stock of the Company;

                    (iii) the Company enters into, or resolves to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of Common Stock would be converted into cash and/or securities and/or property of another person or 13D Group (other than any person or 13D Group which includes the Purchasers, their respective Subsidiaries or Representatives) or 50% or more of the outstanding shares of

Common Stock as of immediately prior to such transaction would be owned by persons other than the then current holders of shares of Common Stock and any person or 13D Group which includes the Purchasers, their respective Subsidiaries or Representatives;

then, except as otherwise provided herein, the Standstill Period shall be suspended and tolled during the pendency of any such event with respect to the Purchasers, their respective Subsidiaries and Representatives and the provisions of subparagraphs (a) through (g) shall not be applicable to the Purchasers, their respective Subsidiaries and Representatives during the pendency of any such event. For the avoidance of doubt, the Standstill Period shall resume and be extended by an amount of time equal to the time during which such event was pending, and the provisions of subparagraphs (a) through (g) shall resume to be applicable to the Purchasers, their respective Subsidiaries and Representatives in the event that the provisions of (i) through (iii) cease to be applicable, such as, for example and without limitation, disposition of the Voting Stock of the Company to below 40% by the person or 13D Group, withdrawal of the tender or exchange offer by the person or 13D Group, or termination of merger, sale or other business combination transaction.

          3.2  Transfer Restrictions.

               (a) The Purchasers shall not (and shall not permit any Affiliate to), directly or indirectly:

                    (i) Sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a "Transfer") any Voting Stock or Voting Power to any person or group that is conducting, is participating or has participated in a solicitation of proxies in opposition to the recommendation or proposal of the Board, or has proposed or otherwise solicited stockholders of the Company for approval of one or more stockholder proposals;

                    (ii) Transfer five percent (5%) or more of the Voting Stock or Voting Power (in one or a series of transactions) in response to a Third Party Tender Offer or an Exchange Offer with respect to which the Board shall not have recommended that stockholders of the Company accept such offer, unless prior to such Transfer, the Purchasers have complied with the provisions of
Section 3.3 below; or

                    (iii) Transfer five percent (5%) or more of the Voting Stock or Voting Power (in one or a series of transactions that have not been approved by a majority of the Board) to a Company Competitor who has made a bona fide written offer to acquire such securities, unless prior to such Transfer, the Purchasers have complied with the provisions of Section 3.3 below.

               (b) Prior to the date that is one hundred eighty (180) days following the Closing Date, no Purchaser will, directly or indirectly, Transfer any shares of Voting Stock (it being understood that Transfers of, or other transactions with respect to direct or indirect ownership interests in a Purchaser the purpose of which is not to Transfer shares of Voting Stock shall not be considered to be direct or indirect Transfers of shares of Voting Stock) except for the following:

                    (i) Transfers to other Purchasers;

                    (ii) Transfers in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from a financial institution;

                    (iii) Transfers in a transaction approved by a majority of the Board, excluding the Purchaser Nominees; or

                    (iv) Transfers in connection with a tender offer, merger, sale of all or substantially all the Company's assets or any similar transaction involving the Company approved and/or recommended by a majority of the Board, excluding the Purchaser Nominees.

          3.3  The Company's Right of First Refusal.

               (a) Prior to the Purchasers effecting any Transfer of Voting Stock or Voting Power that is subject to the restrictions set forth in Section 3.2(a), the Company shall have a first refusal right to purchase such Voting Stock or Voting Power on the following terms and conditions:

                    (i) The Purchasers shall give prior notice (the "Transfer Notice") to the Company in writing of such intention, specifying the name of the proposed purchaser or transferee, the amount of Voting Stock or Voting Power proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made (including, if any, a copy of a bona fide written offer).

                    (ii) The Company shall have the right, exercisable by written notice given by the Company to the Purchasers within (i) 72-hours with respect to a Transfer addressed in Section 3.2(b) above, and (ii) twenty (20) business days with respect to a Transfer addressed in Sections 3.2(a) or (c) above, after receipt of such Transfer Notice (the "Response Notice"), to purchase all or any portion of the Voting Stock or Voting Power specified in such Transfer Notice for cash at the price per share specified in the Transfer Notice or, if consideration other than cash is specified in the Transfer Notice, in an amount equal to the Fair Market Value of such non-cash consideration.

                    (iii) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Voting Stock or Voting Power with respect to which such right has been exercised shall take place within thirty
(30) calendar days after the Company gives the Response Notice to the Purchasers or, if later, within five (5) business days of the determination of the Fair Market Value of any non-cash consideration. Upon exercise of its right of first refusal, the Company and the Purchasers shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their commercially reasonable efforts to secure any approvals required in connection therewith.

                    (iv) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise in subparagraph
(ii) above with respect to
all of the Voting Stock or Voting Power specified in such Transfer Notice, the Purchasers shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise, to Transfer or tender for Transfer the Voting Stock or Voting Power specified in such Transfer Notice with respect to which the Company has not exercised its first refusal rights to the proposed purchaser or transferee specified in such Transfer Notice and on terms not materially less favorable to the Purchasers than the terms specified in such Transfer Notice. After the expiration of such 90-day period, except as otherwise provided herein, the Purchasers may not Transfer the Voting Stock or Voting Power specified in such Transfer Notice without first complying with the provisions of this Section 3.3.

               (e) The Company may assign its right of first  refusal under this
Section 3.3 to any other person or persons; provided, however, that the Company shall be liable for the timely performance of any obligations in this Section
3.3 by such assignee.

          3.4 Other Transfers. Except as provided in this Section 3, this Agreement does not, and is not intended to, restrict the Purchasers ability to Transfer any Voting Stock or Voting Power.

     4. Prohibited Transfer. Any purchase which causes the Purchasers to be in violation of the terms of Section 3 above ("Prohibited Transfer") shall not be effected by the Company and shall be voidable at the option of the Company by their giving written notice to the transferor, his transferee and the Purchasers. Each certificate representing Voting Stock held by the Purchasers shall be endorsed by the Company with a legend reading as follows:

     "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER HEREOF (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND NO TRANSFER OF THE SHARES EVIDENCED HEREBY SHALL BE EFFECTIVE EXCEPT IN COMPLIANCE WITH THE TERMS THEREOF."

     5.   Registration Rights.

          5.1  Demand Registration.

               (a) Subject to the conditions of this Section 5.1, if the Company shall receive a written request from the Holders holding not less than a majority of the Registrable Securities then outstanding that that the Company file a registration statement with respect to all or part of the Registrable Securities under the Securities Act with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within ten (10) calendar days of the receipt thereof, give written notice of such request to all Holders, and, subject to the limitations of this Section 5.1, use its commercially reasonable efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered pursuant to and in accordance with this Agreement (a "Demand Registration").

               (b) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 5.1, a certificate signed by the President or Chief Executive Officer of the Company stating that in the Board's good faith judgment it would be seriously detrimental to the Company and its stockholders for such a registration statement to be filed in the near future, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holders specified in Section 5.1(a); provided, however, that the Company may not utilize this right more than twice in any twelve-month period.

               (c) The Company shall not be required to effect or take any action to effect a registration pursuant to this Section 5.1:

                    (i) prior to the commencement of the Shelf Registration Period;

                    (ii) after the Company has effected four Demand Registrations pursuant to this Section 5.1, and such registrations have been declared or ordered effective (which, for the avoidance of doubt, shall mean that the registrations shall have been effective for an aggregate of ninety (90) calendar days, or until all Registrable Securities covered thereby have been sold, if earlier);

                    (iii) if the  Holders  making the  request  provided  for in
Section 5.1(a) propose to dispose of Registrable Securities that could be disposed of in a single ordinary brokerage transaction under the quantity limitation of Rule 144; or

                    (iv) if the  Holders  making  the  request  provided  for in
Section 5.1(a) propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to a request made pursuant to Section 5.2 below.

          5.2 Form S-3 Registration. If at any time following the commencement of the Shelf Registration Period, the Company shall receive from the Holders holding not less than a majority of the Registrable Securities then outstanding a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

               (a) within ten (10) calendar days after receipt of such notice, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

               (b) as soon as reasonably practicable, effect such registration (a "S-3 Registration") and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.2, (i) if Form S-3 is not available to the Company for such offering, (ii) if the aggregate proceeds from the sale of Registrable Securities proposed to be sold pursuant to a Form S-3 registration statement will not exceed $10,000,000, (iii) if, the Company has effected two S-3 Registrations pursuant to this

Section 5.2, and such registrations have been declared or ordered effective (which, for the avoidance of doubt, shall mean that the registrations shall have been effective for an aggregate of ninety (90) calendar days, or until all Registrable Securities covered thereby have been sold, if earlier), or (iv) if the Holders propose to dispose of Registrable Securities that could be disposed of in a single ordinary brokerage transaction under the quantity limitation of Rule 144.

               (c) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 5.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the Board's good faith judgment it would be seriously detrimental to the Company and its stockholders for such a registration statement to be filed in the near future, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holders specified in this Section 5.2; provided, however, that the Company may not utilize this right more than twice in any twelve-month period.

          Registrations effected pursuant to this Section 5.2 shall be counted as demands for registration effected pursuant to Section 5.1, and in no event shall the Company be required to effect more than two (2) S-3 Registrations.

          5.3 Shelf Registration. During the Shelf Registration Period, if the Company shall receive from the Holders holding not less than a majority of the Registrable Securities then outstanding a written request that the Company effect a registration on Form S-3 with respect to all or part of the Registrable Securities owned by such Purchasers, the Company will as soon as reasonably practicable, effect such registration (a "Shelf Registration Statement") and all such qualifications and compliances as may be so requested and as would permit or facilitate the distribution of all or such portion of such Holders' Registrable Securities as are specified in such request exclusively to partners, limited partners, retired partners, retired limited partners, members, retired members and stockholders of such Holders; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.3, if Form S-3 is not available to the Company for such offering. The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement effective, current and available for use by the Purchasers during the Shelf Registration Period. While the Shelf Registration Statement remains in effect, the Company may at any time and from time to time deliver to the Holders written notice to the effect that distributions may not be effected under the Shelf Registration Statement for a period of time (a "Blackout Period") because of the existence of material facts not disclosed or incorporated by reference in such Shelf Registration Statement and in the then-current prospectus included therein; provided, however, that the duration of any Blackout Period shall not exceed ninety (90) days. Upon receipt of any such notice, the Holders shall refrain from distributing Registrable Securities under such Shelf Registration Statement until the Holders have received notice from the Company to the effect that such distributions may then be effected. The Company shall as promptly as reasonably possible update the Shelf Registration Statement and the prospectus included therein in order to permit Registrable Securities to be distributed, and the Shelf Registration Period shall automatically be extended by the aggregate number of days during which the Holders were instructed to refrain from distributing Registrable Securities during all Blackout Periods, without duplication.

          5.4 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration effected pursuant to Section 5.1, Section 5.2 or Section 5.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations effected pursuant to Section 5.1 or Section 5.2 shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun, the request of which has been subsequently withdrawn by the Holders initiating such registration unless a majority of the Holders of Registrable Securities agree to forfeit their right to one Demand Registration or S-3 Registration, as the case may be, pursuant to Section 5.1 or
Section 5.2 (in which event such right shall be forfeited by all Holders of Registrable Securities). If such Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) initiating such registration in proportion to the number of shares for which registration was requested.

          5.5 Underwriting. If the Company determines in its sole discretion that the registration statement under which the Company gives notice under
Section 5.1 or Section 5.2 will be for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision contained in this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), the number of shares that may be included in the underwriting shall be allocated first to requesting Holders on a pro rata basis based on the total number of Registrable Securities then held by all such requesting Holders, then to any other shareholders on a pro rata basis based on the number of shares of Company Common Stock then held by such other shareholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited partnership, limited liability company or corporation, the partners, limited partners, retired partners, retired limited partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, limited partners, retired partners, retired limited partners, members, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be collectively a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          5.6 Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 5.1 and 5.2 above that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          5.7  Indemnification.

               (a) The Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Section 5, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, free-writing prospectus, offering circular, or other document, including any related registration statement, notification or the like, incident to any such registration, qualification or compliance, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(iii) any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter. It is agreed that the indemnity agreement contained in this
Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, legal counsel and accountants, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act, each other such Holder and each of its officers and directors, and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact by such Holder contained in any such registration statement, prospectus, free-writing prospectus offering circular or other document, or (ii) any omission or alleged omission to state therein by such Holder a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, legal counsel, accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder; and provided that in no event shall any indemnity under this Section 5.7(b) exceed the net proceeds from the offering received by such Holder.

               (c) Each party entitled to indemnification under this Section 5.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that legal counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; and, provided further, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 5.7(c), to the extent such failure is not prejudicial. Consent by the Indemnifying Party to entry of any judgment or entry into any settlement shall not bind the Indemnified Party without the Indemnified Party's written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

               (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of . indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and to parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omissions.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering of the Company's securities are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          5.8 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may not be transferred or assigned by a Holder without the prior written consent of the Company.

          5.9 Amendment of Registration Rights. Any provision of this Section 5 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon each Holder and the Company.

     6.   Management Rights.

          6.1 For so long as any Purchaser owns 1,000,000 shares of Voting Stock, the Company covenants that:

               (a) if any Purchaser is not represented on the Board, such Purchaser shall be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with the Purchaser regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans;

               (b) each Purchaser may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided; and

               (c) if any Purchaser is not represented on the Board, the Company shall, concurrently with delivery to the Board, give a representative of such Purchaser copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons, provided that, upon reasonable notice, at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to such Purchaser's concerns regarding significant business issues facing the Company.

     7.   Miscellaneous.

          7.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 7.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

          7.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

          7.3 Entire Agreement; Amendment. This Agreement, the Purchase Agreement and the Warrants constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof, including but not limited to the Prior Agreement, are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

          7.4 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

               (a)  If to the Purchasers, to:

                    Warburg Pincus Private Equity VIII, L.P.
                    Warburg Pincus Netherlands Private Equity VIII, C.V. I WP-WPVIII Investors, L.P.
                    c/o Warburg Pincus LLC
                    466 Lexington Avenue
                    New York, NY 10017
                    Attention: Jeffrey A. Harris
                    Fax No. 212-878-6139

                    with a copy to:

                    Willkie Farr & Gallagher LLP
                    787 Seventh Avenue
                    New York, NY 10019
                    Attention: Steven J. Gartner, Esq.
                    Fax No. 212-728-9222

               (b) If to the Company, to:

                   Nuance Communications, Inc.
                   1 Wayside Road
                   Burlington, MA 01803
                   Attention:  Chief Executive Officer
                               General Counsel
                   Phone:  781-565-5000
                   Fax:  781-565-5001
                   with a copy to:

                   Wilson Sonsini Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, CA 94304
                   Attention:  Katharine A. Martin, Esq.
                   Fax No. 650-493-6811

                   Wilson Sonsini Goodrich & Rosati
                   1700 K Street, NW
                   Fifth Floor
                   Washington, DC 20006
                   Attention:  Robert D. Sanchez, Esq.
                   Fax No.:  202-973-8899

          7.5 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          7.6 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

          7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          7.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

          7.9 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

          7.10 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE

PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

          7.11 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

          7.12 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

          7.13 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Stockholders Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                   NUANCE COMMUNICATIONS, INC.



                                   By:  /s/  James R. Arnold, Jr.
                                        ----------------------------------------
                                        Name:   James R. Arnold, Jr.
                                        Title:  Chief Financial Officer



                                   PURCHASERS

                                   WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                                   By:  Warburg Pincus Partners LLC,
                                        its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                   By:  /s/  Patrick Severson
                                        ----------------------------------------
                                        Name:  Patrick Severson
                                        Title: Partner



                                   WARBURG PINCUS NETHERLANDS
                                   PRIVATE EQUITY VIII, C.V. I

                                   By:  Warburg Pincus Partners LLC,
                                        its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                   By:  /s/  Patrick Severson
                                        ----------------------------------------
                                        Name:  Patrick Severson
                                        Title: Partner

                                   WP-WPVIII Investors, L.P.

                                   By:  Warburg Pincus Partners LLC,
                                        its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                   By:  /s/  Patrick Severson
                                        ----------------------------------------
                                        Name:  Patrick Severson
                                        Title: Partner